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                             RELATIONSHIP AGREEMENT

     This Relationship Agreement has been made on December 31, 1995 (the "date hereof") among: WMX Technologies, Inc ("WMX"); WMI Urban Services, Inc. ("WMUS"); ServiceMaster Limited Partnership (which, subject to change when and if prescribed by Part 9, is herein called "ServiceMaster"); and ServiceMaster Incorporated of Delaware ("ServiceMaster Incorporated").


                                   BACKGROUND

     A. On the date hereof, ServiceMaster is a limited partnership whose limited partner shares are publicly traded on the New York Stock Exchange.

     B. Contemporaneous with the execution of this Agreement, WMX, WMUS and ServiceMaster have entered into a Contribution Agreement pursuant to which among other things (i) ServiceMaster has issued 18,107,143 ServiceMaster shares to WMUS (which represent approximately 19% of all ServiceMaster shares outstanding after giving effect to such issuance) and (ii) ServiceMaster has issued to WMUS an option (the "WM Option") to acquire an additional 1,250,000 ServiceMaster shares from ServiceMaster. The WM Option is evidenced by an Option Agreement (the "WM Option Agreement") among ServiceMaster, ServiceMaster Incorporated and WMUS made contemporaneously with this Agreement.

     C. The ServiceMaster shares and the WM Option have been granted by ServiceMaster subject to, and in reliance upon, certain acquisition, voting and transfer restrictions. The parties have entered into this Agreement to establish and confirm these restrictions and certain other agreements between them.



                                   AGREEMENT

THE PARTIES HEREBY AGREE AS FOLLOWS:


1.   WMX BOARD REPRESENTATION.

     ServiceMaster and WMX declare it to be their objective that one position (the "WMX position") on the ServiceMaster Board will be filled with a person nominated by WMX ( "WMX's representative"). The parties acknowledge that from the date of this agreement until he leaves the Board, Philip B. Rooney will serve as WMX's representative on the ServiceMaster Board.

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ServiceMaster agrees that in connection with any election of directors at which the term of WMX's representative on the Board is scheduled to expire or the WMX position on the Board is vacant, ServiceMaster will (i) nominate for election to the WMX position on the Board any candidate selected by WMX and reasonably satisfactory to a majority of the Board and (ii) solicit proxies from its shareholders in favor of such candidate in the same manner ServiceMaster solicits proxies for other candidates for the Board nominated in the ordinary course at ServiceMaster (it being understood that ServiceMaster does not expect to solicit any proxies for Board elections until and unless ServiceMaster coverts to corporate form). ServiceMaster also agrees that in the event WMX's representative shall resign from the Board or otherwise leave the Board for any reason, ServiceMaster's chief executive officer will request that the remaining directors fill the vacancy with a person who is nominated by WMX and who is reasonably satisfactory to a majority of the Board. Each person appointed or elected to the Board as contemplated by the two preceding sentences shall constitute WMX's representative on the Board until such person leaves the Board.


2.   WMX STANDSTILL COMMITMENT.

     2.1 Basic Commitment. Except as otherwise provided in Section 2.8, neither WMX nor any of its affiliates shall acquire, or offer to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any ServiceMaster shares if after giving effect to such acquisition WMX would beneficially own more than the Permitted Number of ServiceMaster shares.

     2.2 Permitted Number. Any particular person shall be deemed to beneficially own more than the Permitted Number of ServiceMaster shares at any particular time if that particular person shall beneficially own:

          (1) more than the Applicable Percentage of the ServiceMaster partnership shares outstanding at the particular time; or

          (2) more than the Applicable Percentage of the shares of common stock issued by ServiceMaster Incorporated which are outstanding at the particular time; or

          (3) more than the Applicable Percentage of the shares in any other class or series of equity securities issued by ServiceMaster and outstanding at the particular time; or

          (4) shares representing more than the Applicable Percentage of the votes which could be cast in any election to any position on the ServiceMaster Board.

     2.3  Applicable Percentage.

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     (a)  The Applicable Percentage as applied to anyone other than WMX shall be 15%

     (b)  The Applicable Percentage as applied to WMX shall be 21%.

     2.4  Beneficial Ownership.

     (a) Except as otherwise provided in Section 2.4(b) or Section 2.8, any particular person shall be deemed to "beneficially own" any ServiceMaster shares:

          (1) which that particular person or any of that particular person's affiliates owns directly or indirectly;

          (2) which that particular person or any of that particular person's affiliates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time and/or the occurrence of a contingency) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (B) the right to vote whether pursuant to any agreement, arrangement or understanding or otherwise; or

          (3) which are beneficially owned, directly or indirectly, by any other person (or any affiliate thereof) with which that particular person (or any of that particular person's affiliates) has any agreement, arrangement or understanding relating to the acquisition, holding, voting or disposing of any ServiceMaster shares.

     (b) WMX shall not be deemed to beneficially own any ServiceMaster shares (herein called "ERISA Shares") (i) in which the entire economic interest is owned by an ERISA Plan and (ii) which that ERISA Plan trustees or the employees who are beneficiaries of that Plan have the exclusive right to vote.

     (c) The term "ERISA Plan" as used in this Agreement means: any plan or program (i) established for the benefit of employees or former employees of WMX or any of its affiliates and (ii) which is governed by the Employee Retirement Income Security Act of 1974 as amended ("ERISA").

     (d) ServiceMaster has agreed to exclude ERISA Shares from the requirements in this Agreement which apply to WM Shares and the WM Option in reliance upon indications received from officers of WMX that such exemption is for convenience to avoid the need to monitor acquisitions and dispositions of ServiceMaster shares

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

          by WMX's ERISA Plans which such officers expect to be modest in amount and routine in nature. WMX hereby covenants that WMX shall not use any ERISA Plan which is not subject to the ERISA diversification requirements to circumvent obligations which are imposed on WMX under this Agreement.

     2.5 Ownership Percentage. The percentage of the shares in any series, class or other relevant population which are beneficially owned by any particular person at any particular time shall be calculated for purposes of this agreement by dividing

          (1) the number of shares in that series, class or other population which are beneficially owned by that particular person at that particular time by

          (2) the sum of (i) the number of shares in that series, class or other population which are actually outstanding at that particular time plus (ii) the number of shares in that series, class or other population which are beneficially owned by that particular person at that particular time but which are not actually outstanding at that particular time.

     2.6 ServiceMaster share. The term "ServiceMaster share" as applied at any particular time for purposes of this Agreement designates and includes any of the following which shall be outstanding at that particular time:

          (1) a partnership share issued by ServiceMaster Limited Partnership (i.e., the equity security issued by ServiceMaster Limited Partnership which is traded on the New York Stock Exchange on the date hereof); and

          (2) a share of common stock issued or issuable by ServiceMaster Incorporated; and

          (3) a share (or other basic unit) of any other equity security at any time issued or issuable by ServiceMaster Limited Partnership, ServiceMaster Incorporated or any other partnership, corporation or entity which shall succeed to the position of "ServiceMaster" for purposes of this Agreement pursuant to Section 9.2.

     2.7 WM Shares. The term "WM Shares" as applied at any particular time for purposes of this agreement means all ServiceMaster shares

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          (1)  in which WMX, WMUS or any other affiliate of WMX holds any ownership interest at the particular time or

          (2) which WMX, WMUS or any other affiliate of WMX has the right to acquire (whether such right is exercisable immediately or only after the passage of time and/or the occurrence of a contingency) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

The term "WM Shares" as applied on the date hereof includes the ServiceMaster shares cited in Background Paragraph B and the ServiceMaster shares issuable upon exercise of the WM Option. No ERISA shares shall be deemed to be WM Shares for purposes of this Agreement.

     2.8  WM Option.  For purposes of applying the commitment made in Section
2.1 WMX shall not be deemed to beneficially own any shares which are subject to the WM Option until and unless such shares are actually issued. No exercise of the WM Option shall be deemed to violate Section 2.1 regardless of whether WMX shall beneficially own more than the Permitted Number of ServiceMaster shares after such exercise. Nothing in this Agreement shall prevent or limit the right of WMX to exercise the WM Option to the extent WMX is permitted to do so under the terms of the Option Agreement pursuant to which the WM Option was granted.


3.   TAKEOVER COMMITMENTS.

     3.1 Basic Commitments. Unless specifically authorized in advance in writing by the Board, neither WMX nor any of its affiliates shall directly or indirectly:

     (a)  attempt or carry out any Takeover;

     (b) propose to ServiceMaster or any other Person any transaction between WMX and ServiceMaster, any of its affiliates and/or its security holders or involving any of its securities or security holders which would constitute a Takeover or which (based on information known to WMX) it is reasonably possible could lead to a Takeover,

     (c) endorse or propose that ServiceMaster accept any proposal from any other person which would result in a Takeover or which (based on information known to WMX) it is reasonably possible could lead to a Takeover, or

     (d) enter into any discussions, negotiations, arrangements or understandings with or advise, assist, encourage, act in concert with, or otherwise support in any manner any other Person in connection with any activities which it is reasonably possible could

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

          lead to a Takeover except that this clause (d) shall not be deemed to prohibit any sale of WMX shares otherwise permitted by this Agreement.

     3.2  Takeover.

     (a) Except as otherwise provided in this Section 3.2, a "Takeover" shall be deemed to have occurred if and when:

          (1) any person shall become the beneficial owner of more than the Permitted Number of ServiceMaster shares, or

          (2) ServiceMaster or any of its affiliates shall sell or purchase assets, engage in a merger or engage in any other transaction immediately after which more than 21% of ServiceMaster's outstanding shares or ServiceMaster shares representing 21% or more of the combined voting power of the then outstanding ServiceMaster shares shall be ultimately owned by person(s) who shall not have owned such shares prior to such transaction or who shall be a party to such transaction or an affiliate of a party to such transaction; or

          (3) any other merger, sale of assets or sale of securities shall occur in connection with which the person who shall have served as chief executive officer of ServiceMaster prior to the time of the initiation of the actions which shall have led to such transaction shall cease to be the chief executive officer of ServiceMaster; or

          (4) any position on ServiceMaster's Board of Directors shall become occupied by a person who shall not have been nominated or appointed by a majority of the members of ServiceMaster's Board of Directors prior to such occupation; or

          (5) any distribution shall be made to ServiceMaster's shareholders of all or a substantial part of ServiceMaster's net assets or ServiceMaster shall be dissolved.

     (b) If there shall be a merger in which the entity which shall have constituted "ServiceMaster" prior to such merger shall cease to exist, then the test prescribed in clause (2) in Section 3.2(a) shall be applied by comparing the ownership of the securities issued by the entity which shall have constituted "ServiceMaster" prior to such merger with the ownership immediately after such merger of the securities of the entity into which ServiceMaster shall have merged or which shall be the ultimate parent of such entity.

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

4.   VOTING COMMITMENTS.

     4.1 WMX Voting Shares. The term "WMX Voting Shares" as applied as of any particular time shall mean (i) all WM Shares which are outstanding at the particular time and (ii) all other ServiceMaster shares which WMX or any of its affiliates has the power to vote at the particular time. ERISA Shares shall not be deemed to be Voting Shares for purposes of this Agreement.

     4.2 Election Contest. In the event there shall be a contest for any position on the ServiceMaster Board, then all WMX Voting Shares shall be voted for the candidate for that position nominated by a majority of the incumbent members of the ServiceMaster Board.

     4.3 Takeover Vote. None of the WMX Voting Shares shall be voted in favor of any Takeover which is not approved by the ServiceMaster Board.

     4.4 No Proxy Solicitation. With respect to any ServiceMaster shares, with regard to any matter, neither WMX nor any WMX affiliate shall directly or indirectly: (i) solicit proxies or consents, (ii) become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A of the Exchange Act) of proxies or consents or (iii) work in concert with, facilitate, support or assist in any manner a third party in such third party's solicitation of proxies or consents, except in support of solicitations made by or on behalf of the Board.

     4.5  Removal.

     (a) General Partner. None of the WMX Voting Shares shall be voted in favor of the removal of any ServiceMaster general partner unless that general partner shall be guilty of Gross Misconduct (as defined in the following paragraph).

     (b) Director. None of the WMX Voting Shares shall be voted in favor of the removal of any ServiceMaster director unless the director shall be guilty of Gross Misconduct. A person shall not be guilty of Gross Misconduct for purposes of this Agreement unless either (i) such person shall be convicted of a criminal felony which harmed ServiceMaster or (ii) such person has engaged in other wrongdoing which a majority of the incumbent members of the ServiceMaster Board determine warrants removal of such person from the Board.


5.   TRANSFER COMMITMENTS.

     5.1  Transfers to Affiliates.

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     (a)  Provisions Applicable to WMUS.  WMUS shall have the right to Transfer any of the WM Shares or the WM Option at any time to (i) WMX or (ii) to any affiliate of WMX provided that such transfer to an affiliate complies with the requirements of Section 5.1(b). WMX and WMUS warrant to ServiceMaster that WMX has majority ownership and control of WMUS (as defined in Section 5.1(b)).

     (b) Transfers to Other WMX Affiliates. Neither any WMX Share nor the WM Option shall be transferred to any affiliate of WMX unless the following conditions are met before such transfer becomes effective:
          (i) WMX shall directly or indirectly hold a majority of the ownership interest in such affiliate and have control over such affiliate sufficient to cause such affiliate to abide by all requirements of this Agreement (herein called "majority ownership and control") and
          (ii) WMX shall cause such affiliate to execute and deliver to ServiceMaster a counterpart of this Agreement and thereby agree to be bound by all provisions in this Agreement which apply to WMX. Any WMX affiliate which shall acquire any interest in the WM Option and/or in any ServiceMaster shares (i) shall be deemed by doing so to have agreed to be bound by all provisions in this Agreement which apply to WMX and shall in fact be bound by all such provisions and (ii) shall be entitled to the benefits provided by this Agreement with respect to the shares acquired. WMX shall not sell or otherwise give up majority ownership or control over any affiliate unless prior thereto such affiliate shall not own or control any ServiceMaster shares or the WM Option.

     (c) Transfer to WMX Successor. WMX shall have the right to Transfer the WM Shares and the WM Option as part of the disposition of all or substantially all of the businesses and assets of WMX and its subsidiaries provided that the corporation or other organization which shall acquire the WM Shares and the WM Option and its ultimate parent if any (which are together called the "WMX Successor") shall agree to be bound by this Agreement to the same extent that WMX is bound by this Agreement by executing an agreement reasonably satisfactory to ServiceMaster. Even if such an explicit agreement shall not be obtained, the WMX Successor shall be deemed to have agreed to be bound by all provisions in this Agreement applicable to WMX by the act of acquiring the WM Shares and/or the WM Option. The WMX Successor shall also acquire all of WMX's rights arising under this Agreement and the WM Option.

     (d) WM Option. The WM Option shall not be Transferred to any person other than WMX or an affiliate over which WMX has majority ownership and control or to a WMX Successor. Neither any provision in this Agreement authorizing Transfer of

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          WM Shares nor any other provision shall be deemed to authorize
          Transfer of any interest in the WM Option which is not authorized by the preceding sentence.

     5.2  Market Sale Restrictions.

     (a) Basic Requirement. WMX will limit its market sales of ServiceMaster Shares on any particular day to 15% of the average daily trading volume in ServiceMaster shares in the principal market where the ServiceMaster shares shall then be traded during the four calendar weeks ending on the Friday preceding that particular day.

     (b) Market Sale. Any Transfer of ServiceMaster shares shall be deemed a "market sale" if it shall occur on the New York Stock Exchange or in another public market provided that none of the following shall be deemed "market sales":

          (1) sales pursuant to a demand or piggyback registration under Part 7, or

          (2)  sales  pursuant to Section 5.1, 5.5 or 6.8 of this Agreement, or

          (3)  sales made by means of private placement, or

          (4)  sales to ServiceMaster.

     5.3  Prohibition Against Sales to 5% Owners or Raiders.

     (a) In no event shall any WM Shares be Transferred to any person if WMX or any WMX affiliate knows that the ultimate purchaser of the shares would be either (i) a 5% owner after giving effect to the purchase and any other purchases which the ultimate purchaser then intends to make or (ii) a Raider.

     (b) WMX shall (i) advise the principal underwriter, broker or other representative retained by WMX or any of its affiliates in connection with the particular Transfer of the requirement in the preceding clause (a), (ii) prohibit sale of ServiceMaster shares representing more than 5% of all ServiceMaster shares from being sold to any single purchaser and (iii) instruct WMX's principal underwriter, broker or other representative to use reasonable efforts to avoid making any sale of shares for which any underwriter, broker or other representative responsible for the sale knows the ultimate purchaser would be either (i) a 5% owner after giving effect to the purchase and any other purchases which the underwriter, broker or other representative knows the ultimate purchaser then intends to make or
          (ii) a Raider.

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          (c)  For purposes of this agreement a person shall be deemed to be a
               "5% owner" if such person beneficially owns ServiceMaster shares representing 5% or more of (i) the shares outstanding in any class or series or (ii) the votes which could be cast in any election to any position on the ServiceMaster Board.

          (d) Whenever it is used in this Agreement the term "Raider" means any person who (i) has made a public announcement that it is considering accomplishing or precipitating a Takeover, (ii) has advised WMX it is considering accomplishing or precipitating a Takeover, or (iii) has been identified in writing by ServiceMaster to WMX in good faith as a person who is considering accomplishing or precipitating a Takeover, or (iv) WMX knows is considering accomplishing or precipitating a Takeover.

          (e) Any fact or development known to any underwriter, broker or other representative shall not be deemed known by WMX unless it shall have been communicated to WMX by such underwriter, broker or other representative or it shall otherwise actually be known to WMX.

          5.4  Restriction During Any Arbitrage Period.

          (a) Basic Commitment. WMX shall not during any Arbitrage Period either Transfer any WM Shares or enter into any agreement obligating WMX to Transfer any WM Shares

               (1)  except as may be permitted by Section 5.1 or Section 5.5 and

               (2) except that WMX may Transfer WM Shares during any Arbitrage Period to the extent WMX is required to do so (i) by any agreement made by WMX at a time which did not fall within an Arbitrage Period and which otherwise complies with the requirements of this Agreement or (ii) by the terms of any sale made by WMX outside of any Arbitrage Period and which otherwise complies with the requirements of this Agreement and for which the settlement day falls within the Arbitrage Period.

          (b)  Arbitrage Period.

               (1) Except as otherwise provided in this subsection (b), an "Arbitrage Period" shall begin on a date identified as the beginning of an Arbitrage Period in a notice from ServiceMaster to WMX (provided that if the date specified is earlier than the actual delivery of such notice to WMX, then the period shall begin on the date of such actual delivery).

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          (2)  Except as otherwise provided in this subsection (b), an
               "Arbitrage Period" shall end on a date identified as the end of that Arbitrage Period in a notice from ServiceMaster to WMX.

          (3) ServiceMaster shall not initiate an Arbitrage Period unless it reasonably concludes in good faith that there is Significant Arbitrage Risk. For purposes of this Agreement, Significant Arbitrage Risk shall be deemed to exist when the filing of a 13D Statement or any other development has occurred that creates a reasonable concern that if WMX were to sell the number of shares it desires to sell at that time a significant component of the activity in ServiceMaster shares during the period such sales could occur could be attributable to purchases by persons (herein called "arbitrageurs") based on speculation that a Takeover could occur or by any Raider or by persons working in concert with a Raider or any such arbitrageurs.

          (4) If WMX shall so request, ServiceMaster shall request its principal investment banker to provide at ServiceMaster's expense an opinion as to whether Significant Arbitrage Risk exists (utilizing such format as such banker shall deem customary or appropriate for its advice concerning such subject matter). If within seven business days after actual delivery of WMX's request to ServiceMaster, ServiceMaster does not actually deliver to WMX such an opinion from ServiceMaster's investment banker that a Significant Arbitrage Risk then exists, the Arbitrage Period shall end on that seventh business day.

          (5) In no event shall ServiceMaster have the right to classify more than 180 days in any consecutive 720 day period as part of an Arbitrage Period. Any Arbitrage Period otherwise imposed by this Agreement shall end whenever necessary to comply with the requirement in the preceding sentence.

     5.5 Approved Takeover. In the event the ServiceMaster Board shall approve any Takeover offer or proposal, nothing in this Part 5 or in this Agreement shall prevent WMX from selling any WM Shares to the person making such offer or proposal pursuant to the terms of such offer or proposal so approved by the ServiceMaster Board.

     5.6 Securities Law Compliance. WMX acknowledges that its position on the ServiceMaster Board and/or its rights to obtain information under the New Relationship Agreements will from time to time mean that WMX has information (herein called "Inside Information") which has not been publicly disclosed and which under requirements imposed under the federal securities laws (the "federal insider information requirements") must be disclosed before WMX can sell or dispose of ServiceMaster shares. WMX agrees that all its Transfers of ServiceMaster shares will be made in compliance with the federal inside information requirements. Except as otherwise

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provided in Section 7.6, nothing in this Agreement shall be deemed to obligate
ServiceMaster to disclose Inside Information earlier than ServiceMaster otherwise deems appropriate. Nothing in this Agreement shall be deemed to authorize WMX to disclose any Inside Information without ServiceMaster's consent. WMX shall comply with the Securities Laws in connection with each Transfer of WM Shares. In addition, in connection with any Transfer of WM Shares other than pursuant to a registration statement under the Securities Act of 1933, WMX shall as a precondition to such Transfer provide ServiceMaster with
(i) such evidence as ServiceMaster shall reasonably request that such Transfer will not violate any applicable Securities Laws and (ii) if requested by ServiceMaster in writing a warranty by WMX that such Transfer will not violate any requirements of this Agreement imposed on WMX.


6.   SERVICEMASTER'S FIRST REFUSAL RIGHT

     6.1 Basic Commitment. Before making any Transfer of any of WM shares, WMX shall afford ServiceMaster the opportunity to purchase those shares in accordance with the terms of this Part 6.

     6.2  First Refusal Notice.

     (a) Before making any disposition of any WM Shares, WMX shall actually deliver to ServiceMaster a notice (a "First Refusal Notice") specifying the number of WM Shares of which WMX intends to dispose (herein called the "Available Shares") within the Free Disposition Period (determined as specified in Section 6.6) and any 2% owner then known to WMX to which WMX intends to seek to sell any of the Available Shares. The date upon which WMX's First Refusal Notice shall actually be delivered to ServiceMaster is herein called the "First Refusal Notice Date" for that Notice. WMX shall limit the number of shares specified in any First Refusal Notice to the number of shares which WMX in good faith contemplates Transferring during the Free Disposition Period which may arise under Section 6.6 by reason of such Notice.

     (b) WMX will also promptly provide ServiceMaster with such other information which ServiceMaster shall reasonably request concerning the proposed Transfer which is known or reasonably available to WMX. ServiceMaster shall reimburse WMX for all expenses which WMX may reasonably incur to provide information requested by ServiceMaster pursuant to the preceding sentence. In no event shall any delay or failure by WMX in providing information requested by ServiceMaster under this paragraph (b) have the effect of delaying the onset of the time at which WMX shall be entitled to sell the Available Shares or excusing ServiceMaster from any obligation imposed on it hereunder.

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

     (c) For purposes of this agreement a person shall be deemed to be a "2% owner" if such person beneficially owns ServiceMaster shares representing 2% or more of (i) the shares outstanding in any class or series or (ii) the votes which could be cast in any election to any position on the ServiceMaster Board.

     6.3  ServiceMaster's Purchase Right.

     (a) ServiceMaster shall have the right (the "First Refusal Right") to purchase any WM Share which WMX desires to Transfer. ServiceMaster shall pay a purchase price (the "First Refusal Price") for each share purchased by ServiceMaster upon exercise of its First Refusal Right in the amount of the Market Price per Share for ServiceMaster shares on the business day preceding the First Refusal Notice Date.

     (b) The term "Market Price Per Share" on any particular day means the closing price per share for ServiceMaster shares on that day on the New York Stock Exchange provided that (i) if the New York Stock Exchange shall not then represent the principal market in which ServiceMaster shares are traded, the closing price shall be taken from that principal market and (ii) if the principal market shall not be open on that particular day, the Market Price Per Share on that particular day shall be the closing market price per share in that principal market on the first day preceding the particular day on which that principal market shall have been open.

     6.4  Review Period.

     (a) ServiceMaster shall be entitled to utilize a Review Period after receipt of any First Refusal Notice within which to determine whether or not to exercise the First Refusal Right arising with respect to the shares covered by that Notice. The Review Period shall begin on the First Refusal Notice Date and shall end upon the earliest of the end of the Available Review Interval, the date on which ServiceMaster notifies WMX that ServiceMaster has elected not to exercise that particular First Refusal Right, or the date upon which ServiceMaster notifies WMX that ServiceMaster has elected to exercise that particular First Refusal Right.

     (b) The "Available Review Interval" available after actual delivery of any particular First Refusal Notice to ServiceMaster shall be a period beginning on the First Refusal Notice Date for that particular Notice (the "relevant First Refusal Notice Date") and ending on whichever of the following dates applies:

          (1) The Available Review Interval shall end on the second full business day which shall occur after the relevant First Refusal Notice Date if the sum of

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

               the amount ServiceMaster shall have committed during the 100 days immediately preceding the First Refusal Notice Date to pay to purchase ServiceMaster shares from WMX plus the amount which ServiceMaster would be required to pay to purchase all Available Shares covered by the triggering First Refusal Notice would not exceed $2 million.

          (2) The Available Review Interval shall end on the fourth full business day which shall occur after the relevant First Refusal Notice Date if the preceding test (1) does not apply and if ServiceMaster's purchase of all the Available Shares specified in the triggering First Refusal Notice would not exceed the $5 Million Limit. For purposes of this Agreement, any particular purchase of Available shares shall be deemed to exceed the "$5 Million Limit" if $5 million shall be less than the sum of (i) the amount ServiceMaster would be required to pay to purchase all of the Available Shares covered by the triggering First Refusal Notice plus (ii) the amount ServiceMaster shall have committed during the 100 days immediately preceding the First Refusal Notice Date to pay to purchase ServiceMaster shares from WMX.

          (3) The Available Review Interval shall end on the 20th full business day which shall occur after the relevant First Refusal Notice Date if ServiceMaster's purchase of all the Available Shares specified in the triggering First Refusal Notice would exceed the $5 Million Limit.

     (c) WMX shall not enter into any agreement obligating it to Transfer any Available Shares prior to the earlier of (i) the end of the Review Period or (ii) the sixth business day following the First Refusal Notice Date provided that any such agreement made during any portion of the Review Period which occurs on or after the sixth business day following the First Refusal Notice Date shall be subject to cancellation to the extent necessary to accommodate exercise of ServiceMaster's rights under this Part 6.

     6.5  ServiceMaster Exercise Of the First Refusal Right.

     (a) ServiceMaster shall be deemed to have exercised any particular First Refusal Right which may become available to ServiceMaster under this
          Part 6 if prior to the end of the Review Period associated with that particular Right, ServiceMaster shall actually deliver to WMX a notice (herein called an "Exercise Notice") (i) stating that ServiceMaster has elected to exercise its First Refusal Right, (ii) stating the number of the Available Shares which ServiceMaster has elected to purchase (provided that ServiceMaster shall be obligated to purchase all Available Shares if any are purchased if such purchase would not exceed the $5 Million Limit) and (iii) specifying the closing date for the sale (which without the consent of WMX shall not be less than three business days after the date on such which notice shall be so delivered (the "Exercise Date") nor more than a number of days after the Exercise Date equal in length (beginning on the Exercise Date) to the length of the Available Review Interval relating to that particular First Refusal Right). Upon exercise of its First Refusal Right, ServiceMaster shall become contractually obligated to purchase the Available Shares with respect to which the Right is exercised on the terms prescribed in this Agreement and WMX shall become contractually obligated to sell those Shares to ServiceMaster on the terms prescribed by this Agreement.

     (b)  On the closing date so established:

          (1) ServiceMaster shall make payment to WMX in immediately available funds of the purchase price for the shares being purchased by ServiceMaster by reason of such exercise of its First Refusal Right and

          (2) WMX shall deliver to ServiceMaster a certificate or certificates representing the shares being purchased by ServiceMaster bearing endorsements and/or accompanied by instruments sufficient to convey to ServiceMaster effective as of the closing date ownership of those shares free from any adverse interest.

     (c) ServiceMaster shall also be entitled to receive any distribution, dividend or other right associated with the shares purchased, the record date for which shall have occurred on or after the Exercise Date.

     6.6  WMX Sale of Free Shares.

     (a)  Identification of Free Shares.  Except as otherwise provided in
          Section 6.6(c):

          (1) If ServiceMaster shall deliver a notice to WMX specifying that ServiceMaster has elected not to exercise its First Refusal Right arising in connection with any particular First Refusal Notice provided by WMX or if ServiceMaster shall fail to deliver an Exercise Notice within the Available Review Interval after receipt of that First Refusal Notice, then all Available Shares identified in that Notice shall become Free Shares at the end of the relevant Review Period.

          (2) If during the applicable Review Period, ServiceMaster shall deliver an Exercise Notice to WMX specifying that ServiceMaster has exercised its right to purchase some but less than all the Available Shares specified in any particular First Refusal Notice, then the Available Shares in excess of those which ServiceMaster has elected to purchase in accordance with this Agreement shall upon delivery of that Exercise Notice become Free Shares. ServiceMaster in such a case shall have the right to specify the purchaser or purchasers proposed by WMX which ServiceMaster intends to replace by exercise of its First Refusal Right, and if ServiceMaster does so, the shares purchased by ServiceMaster shall be eliminated from the allocation of shares which would otherwise have been made to the purchaser(s) for which ServiceMaster is substituting itself.

     (b) Disposition of Free Shares. During the period (the "Free Disposition Period") of 100 days following the end of the Review Period applicable to any First Refusal Notice, WMX shall be entitled to sell or dispose of any Free Shares covered by that Notice in any manner which is not prohibited by any provision in this Agreement outside of this Part 6, provided that if the disposition shall be made by means of a registration under the Securities Act of 1933, the Free Disposition Period shall begin when the registration statement shall become effective and shall end 100 days later.

     (c) Reversion Shares. In the event WMX shall not consummate the sale or other disposition of any Free Shares during the Free Disposition Period, then at the end of the Free Disposition Period, such shares shall cease to be Free Shares and WMX shall be required to comply with the requirements of this Part 6 again with respect to such shares in the event WMX desires to make any subsequent disposition of those shares.

     6.7  Exemption for Transfers to WMX affiliates.

     (a) ServiceMaster's Right of First Refusal shall not apply to any transfer WMX shall make to any of its affiliates, provided that each of WMX's affiliates must comply with the provisions of this Part 6 before disposing of any ServiceMaster shares to any person who is not a WMX affiliate.

     (b) The dispositions by WMX, all WMX affiliates, and all WMX Buyers shall be aggregated for purposes of Section 6.4(b). The term "WMX" as applied in Sections 6.1 and 6.4(b) shall be applied to mean WMX, all WMX affiliates, and all WMX Buyers.

     6.8  Control Change Call.

     (a)  Basic Call Right.

          (1) In the event any WMX Control Change shall occur, then ServiceMaster shall have the option (the "Control Change Call") to purchase on the terms prescribed in this Section 6.8 both the WM Option and the WM Shares. A partial exercises of the Control Change Call is not permitted.

          (2) For purposes of this Agreement a "WMX Control Change" shall be deemed to have occurred if any development shall occur with respect to WMX which would constitute a Control Change under the standards prescribed in Section 11.3 (applying Section 11.3 as if it referred to WMX rather than ServiceMaster).

          (3) The "Change Date" shall be the date upon which the WMX Control Change shall occur.

     (b)  Call Price.

          (1) Call Shares. The purchase price for each of the Call Shares shall be the Market Value Per Share on the Change Date (the "Call Price").

          (2) WM Option. The purchase price for the WM Option shall be determined by multiplying the number of shares subject to the WM Option on the Change Date times the amount by which the Call Price shall exceed the exercise price per share of the WM Option on the Change Date, provided that in the event the Call Price does not exceed the exercise price per share of the WM Option, then the purchase price for the WM Option shall be determined by applying the Black Scholes option pricing model to value the remaining term of the option.

     (c) Call Exercise Period. WMX shall give ServiceMaster written notice that a WMX Control Change has occurred promptly after such occurrence. ServiceMaster shall have the right to exercise its Control Change Call at any time during the period (the "Call Exercise Period") beginning on the Change Date and ending on the 30th business day after actual delivery to ServiceMaster of the WMX notice contemplated by the preceding sentence.

     (d) Exercise. ServiceMaster shall be deemed to have exercised the Control Change Call if and when during the Call Exercise Period ServiceMaster shall actually deliver notice of such exercise to WMX.

     (e) Closing. If ServiceMaster exercises its Control Change Call, ServiceMaster shall have 90 business days after the Call Exercise Period in which to close the transaction. The closing shall occur on the date set forth in a notice from ServiceMaster to WMX, provided that such date shall not be later than the 90th business day after the end of the Call Exercise Period. At the closing:

               (A) ServiceMaster shall pay WMX the purchase price for the Call Shares and the WM Option in immediately available funds.

               (B) WMX shall deliver to ServiceMaster the certificates representing the Call Shares plus such transfer instruments as shall be sufficient to convey the Call Shares and the WM Option to ServiceMaster free of any adverse interest of any kind.

     (f) Expiration. The Control Change Call shall expire and shall not be exercisable unless ServiceMaster shall actually deliver to WMX prior to the end of the Call Exercise Period the notice prescribed by
          Section 6.8(d). If the Closing Call Right shall ever expire unexercised, then the Closing Call Right may never be exercised thereafter regardless of whether or not any subsequent WMX Control Change shall occur.

     6.9  Stock Split Adjustment.  If during any period operative under this
Part 6 there shall occur any stock split or other occurrence which would be effective to cause an adjustment under part 4 of the WM Option Agreement, then the nature and number of shares and the prices applicable under this part 6 shall be adjusted in accordance with the concepts underlying part 4 of the WM Option Agreement.


7.   COMMITMENT TO REGISTER SERVICEMASTER SHARES.

     7.1  Demand Registration Right.

     (a) Basic Right. From and after January 1, 1998 and subject to the provisions of this Part 7, WMX shall be entitled to require ServiceMaster to register under the Securities Act and state securities laws in accordance with the provisions of this Part 7 Original Shares beneficially owned by WMX.

     (b) Demand Registration. The term "demand registration" means any registration to which WMX shall be entitled under this Part 7 which is not a Piggyback Registration (as defined in Section 7.8).

     (c) Original Shares. The term "Original Shares" as used in this Part 7 is limited to the following shares: (i) the 18,107,143 ServiceMaster Shares received by WMX on the date hereof under the Contribution Agreement between ServiceMaster and WMX; (ii) all shares which shall be issued upon exercise of the WM Option; (iii) all ServiceMaster shares which shall be acquired by WMX in compliance with this Agreement prior to the first to occur of a sale of shares pursuant to a registration under this Part 7 or sales by WMX after the date hereof aggregating more than 2% of the outstanding ServiceMaster shares; (iv) other ServiceMaster shares acquired by WMX which ServiceMaster in its sole discretion shall agree in writing to count as Original Shares for purposes of this Agreement; and (v) all shares which may be issued with respect to any Original Shares in the Reincorporating Merger or in any other merger or reorganization or in connection with any stock split or stock dividend or in any distribution of equity securities to the holders of Original Shares or in connection with any other action having a similar substantive effect. Although the remainder of this
          Part 7 refers generally to "ServiceMaster shares" in no event shall such provisions be deemed to obligate ServiceMaster to register any shares which are not Original Shares.

     7.2 Registration Request. ServiceMaster shall not be required to initiate a registration under this Part 7 unless ServiceMaster shall have received a written request from WMX:

     (a)  affirming that WMX desires to sell Original shares to the public;

     (b) affirming that in the opinion of their counsel, the proposed sale would require registration of Original shares to be sold under the Securities Act and/or qualification of such Original shares under any applicable state securities or blue sky laws in any jurisdiction in which the WMX desires to make such sale;

     (c) requesting that ServiceMaster undertake a registration of Original shares under this Section 7.2;

     (d) identifying the number of Original shares to be included in such registration (provided, that WMX may later increase or decrease such number to the extent not prohibited by this Agreement or the Securities Laws); and

     (e) describing the method by which WMX proposes to sell such Original shares (provided, that WMX may later change such method).

In the event WMX proposes to sell such Original shares pursuant to an underwritten offering or through an exclusive broker or brokers, ServiceMaster shall have the right to select one of the managing underwriters (the managing underwriter that shall "run the books") for such offering or such exclusive broker(s), provided that such managing underwriter or exclusive broker(s) shall be reasonably acceptable to WMX and that, if managing underwriters are used, WMX shall have the right to select the other managing underwriter (provided that such managing underwriter shall be reasonably acceptable to ServiceMaster).

     7.3 Registration. ServiceMaster shall use reasonable efforts to promptly register under the Securities Act and any applicable state securities or blue sky laws all Original Shares which it shall have been requested to register in a request received in compliance with the requirements specified in Section 7.2 above plus such number of additional Original Shares as WMX may request, provided that: (i) WMX shall not have the right to change the number of shares registered after the registration statement becomes effective: (ii) ServiceMaster shall not be obligated to begin work on the registration until after the Review Period arising under part 6 in connection with the registration request; and (iii) if ServiceMaster shall exercise its Refusal Right with respect to all shares covered by such request, then (A) ServiceMaster shall not be obligated to undertake that registration and (B) WMX shall be deemed to have used up one of the demand registrations to which it is entitled under this Agreement. The registration shall be on such available form as ServiceMaster chooses, including, if available, Form S-3 or such other form as may have replaced it under the Securities Act. ServiceMaster may (but shall not be required to) include in such registration any ServiceMaster Shares, any other owner(s) of which shall request inclusion, provided, that if ServiceMaster does so the registration shall be deemed not to have been requested by WMX and WMX shall have the right to make another request under Section 7.2 and such registration shall be deemed to convert to a "piggyback" registration pursuant to Section 7.8. All ServiceMaster Shares which ServiceMaster shall be required or elect to include in a registration (whether made as contemplated in this Section 7.3, as contemplated in Section 7.8 or otherwise) are herein called the "Registered Shares" for that registration.

     7.4 Registration Expenses. ServiceMaster shall bear the following costs and expenses of any demand registration ServiceMaster shall be required to make under this Part 7:

     (a) the fees and disbursements of outside attorneys representing ServiceMaster,

     (b) the fees and disbursements of ServiceMaster's independent public accountants,

     (c) the fees and disbursements of any other Person retained by ServiceMaster; and

     (d) all internal costs and expenses of ServiceMaster (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties).

All other expenses of any such demand registration and offering shall be borne by WMX including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.) relating to WMX's Registered Shares, all fees and expenses for listing WMX's Registered Shares on each securities exchange on which ServiceMaster Shares are then listed or on the NASD automated quotation system, fees for and expenses of complying with state securities and blue sky laws, printing expenses, fees and disbursements of WMX's attorneys and any other Persons retained by WMX, and underwriting commissions attributable to WMX's Registered Shares.

     7.5  Demand Registration Limits.

     (a) Limitation on Number of Demand Registrations. ServiceMaster shall not be obligated to make more than four successful demand registrations of Original Shares under or by reason of this Part 7.

     (b) Minimum Share Requirement. Each demand registration request made by WMX under this Part 7 shall be for not less than 5 million shares nor more than 10 million shares, except that WMX shall be entitled to include all of its WM Shares in the last demand registration to which it is entitled even if less than 5 million shares. The limitations prescribed in this paragraph (a) shall be appropriately adjusted for stock splits, stock dividends and other occurrences having analogous substantive effect.

     (c) Successful Registration. Any demand registration made in response to a request for registration by WMX shall count as a successful registration except that a registration shall not be deemed successful unless at least ninety percent (90%) of the Original Shares which remain registered during the entire period such registration shall be effective and which are offered for sale in good faith pursuant to the appropriate registration statement shall be sold during the period for which the registration statement shall be effective. If WMX elects not to go forward with a demand registration, the registration shall nevertheless be deemed "successful" if either (i) it shall have become effective before the withdrawal decision by WMX or (ii) WMX does not reimburse the Parent Company for all expenses incurred and paid by the ServiceMaster to third parties other than employees in connection with the registration within fifty (50) days after the ServiceMaster shall deliver to WMX an itemized invoice of such expenses.

     7.6 Materially Disruptive Disclosures. ServiceMaster shall not be required to file and cause to become effective any registration requested by WMX pursuant to this Part 7 if, in ServiceMaster's reasonable judgment, the registration and offering process, including any disclosures required in or pursuant to such registration, may be materially disruptive of or detrimental to ServiceMaster's business or the business of any ServiceMaster affiliate or to any pending or prospective transaction including, but not limited to, a financing, acquisition or merger or other corporate reorganization to which ServiceMaster or any of its affiliates is or may become a party. ServiceMaster shall send a written notice to WMX as promptly as practicable after ServiceMaster has knowledge of facts or circumstances that ServiceMaster reasonably believes would cause the registration and offering process to be materially disruptive of or detrimental to ServiceMaster's business or any pending or prospective transaction. Such notice shall state that ServiceMaster is declining to file the registration because of the reason stated in the first sentence of this Section. After giving such notice, ServiceMaster shall use reasonable efforts and proceed in good faith to resolve as quickly as reasonably practicable the issue that causes the registration and offering process to be materially disruptive of or detrimental to the business of ServiceMaster and/or any of its affiliates or a pending or prospective transaction. In any event, ServiceMaster shall not decline to file and cause to become effective any particular registration requested by WMX pursuant to this Section 7.6 for any such reason for one or more periods together aggregating in excess of thirty
(30) days. Such period or periods shall be computed beginning on the day that ServiceMaster gives written notice to WMX that ServiceMaster is relying on such reason and ending on the day that WMX receives written notice that ServiceMaster is no longer relying on such reason; provided, however, that in no event shall such period or periods exceed thirty (30) days.

     7.7 120 Day Gap. If ServiceMaster shall give WMX a notice of the intention of ServiceMaster to register any ServiceMaster Shares, then so long as ServiceMaster shall pursue such registration in good faith, WMX shall not be entitled to require ServiceMaster to file a demand registration statement under this Part 7 during the period beginning when such notice shall be given and ending 120 days after the effective date of such registration.

     7.8 Piggyback Registration. If ServiceMaster makes any Piggyback Registration of ServiceMaster Shares under the Securities Act, WMX shall be entitled to include its Original Shares in such registration and to sell ServiceMaster Shares so included to the extent permitted by this Part 7. The foregoing piggyback registration right is subject to the following terms and conditions:

     (a) Piggyback Registration. The term "Piggyback Registration" means a registration by ServiceMaster under the Securities Act other than (i) a registration made in connection with a merger, purchase of assets or other similar transaction by ServiceMaster (other than an offering of securities for cash); (ii) a registration of ServiceMaster Shares at least 80% of which are offered to employees or partners of ServiceMaster or of any of its affiliates under any compensation arrangement, including a ServiceMaster Share option plan or a ServiceMaster Share purchase plan;

          (iii) a registration in which the majority of the proceeds will be derived from the sale of debt securities whether or not convertible into ServiceMaster Shares (and for this purpose consideration for a security representing a right to acquire ServiceMaster Shares shall be deemed to have been paid for such security rather than for those ServiceMaster Shares); (iv) a registration on a form which does not permit the inclusion of ServiceMaster Shares; and (v) a registration undertaken at the demand of WMX pursuant to Section 7.2.

     (b) Primary Shares. The term "Primary Share" when used with respect to any Piggyback Registration means (i) all ServiceMaster Shares which ServiceMaster desires to sell in such registration and (ii) all ServiceMaster Shares to be included in such registration pursuant to any agreements made by ServiceMaster with the approval of one or more of its General Partners or by its Board of Directors (as the case may be) which entitles the holders of such ServiceMaster Shares to require ServiceMaster to file a registration statement with respect to such ServiceMaster Shares.

     (c) Primary Seller. The term "Primary Seller" when applied with respect to any Piggyback Registration means ServiceMaster, provided that if the Piggyback Registration shall be undertaken by reason of other rights granted by ServiceMaster with the approval of one or more General Partners thereof or by its Board of Directors (as the case may be) entitling any holder of ServiceMaster Shares to require such registration, then such holder shall be deemed a "Primary Seller" for purposes of such registration.

     (d) Registration Notice. If ServiceMaster proposes to make a Piggyback Registration, ServiceMaster shall promptly give written notice (herein called an "Piggyback Registration Notice") to WMX stating that ServiceMaster intends to effect such registration and specifying a date (herein called the "Participation Deadline") by which WMX's election to participate ("Participation Election") in the Piggyback Registration must be submitted to ServiceMaster (which date shall not be less than thirty (30) days after ServiceMaster gives the Piggyback Registration Notice). The Piggyback Registration Notice shall be given by ServiceMaster at least thirty (30) days prior to the filing of the registration statement with the Securities and Exchange Commission. WMX shall, subject to the conditions and terms set forth in this
          Section 7.8, have the right to require ServiceMaster to include in the proposed Piggyback Registration any or all of its ServiceMaster Shares. If WMX desires to have any or all of its Original Shares included in the proposed Piggyback Registration, WMX shall promptly give ServiceMaster its Participation Election specifying in writing the number of Original Shares which WMX desires to have included in such registration, and WMX shall have the right to decrease such number at any time. WMX shall also have the right to increase such number of

          ServiceMaster Shares which WMX desires to have registered at any time, provided that (i) if WMX and ServiceMaster are the only two Persons whose ServiceMaster Shares are included in the registration, then the maximum number of Original Shares that shall be included in the registration shall be determined in accordance with the rationing provisions of sub-paragraph (f) and (ii) if ServiceMaster Shares owned by other Persons are included in such registration, Original Shares that are in excess of the number of Original Shares specified in the Participation Election shall be included in the registration only if it is unnecessary to apply the rationing provisions of sub-paragraph
          (f). The term "Secondary Shares" when applied with respect to any Piggyback Registration means (i) all Original Shares which WMX shall request in its Participation Election to be included in a proposed Piggyback Registration prior to the Participation Deadline or such later date on which ServiceMaster in its sole discretion shall elect to accept such request and (ii) all other ServiceMaster Shares the owners of which shall be entitled to include in such registration pursuant to rights granted by ServiceMaster with the consent of its general partner or general partners or its board of directors (as the case may be) on essentially the same terms granted to WMX in this sub-paragraph (d), and (iii) all shares which are proposed to be sold by ServiceMaster officers and directors. The term "Secondary Sellers" when applied with respect to any Piggyback Registration means the owners of the Secondary Shares involved in such registration.

     (e) Distribution Arrangement. All decisions and actions with respect to a Piggyback Registration shall be entirely in the discretion of the Primary Seller, including but not limited to whether and when the offering is to be made pursuant to the registration; the selling price of the securities; the selection of the underwriters (provided that WMX shall be entitled to be consulted in this regard); arrangements with the underwriters and any changes in such arrangements; the postponement or withdrawal of any such offering; and the contents of the registration statement and the prospectus. If the Primary Seller shall make arrangements to sell such Seller's ServiceMaster Shares included in a Piggyback Registration to or through professional investment bankers, then such investment bankers shall be deemed the "Primary Underwriter" for such registration and WMX shall not be entitled to include any ServiceMaster Shares in such registration unless (i) WMX shall agree to sell such ServiceMaster Shares under arrangements essentially similar to the arrangements for the sale of the Primary Seller's ServiceMaster Shares or such other arrangements as shall be satisfactory to WMX and the Primary Seller and (ii) WMX shall supply all information, execute all underwriting agreements and other documents, and take all other actions which shall be reasonably required under the arrangements specified in clause (i), provided that WMX shall not be required to pay any expenses except as provided in sub-paragraph (g). WMX shall not be entitled to include a class of ServiceMaster Shares in a registration which is not being sold by the Primary Seller if the Primary Underwriter concludes that inclusion of ServiceMaster Shares from a class not being sold by the Primary Seller would materially complicate or could materially delay the distribution (unless other Secondary Sellers are being allowed to include ServiceMaster Shares of such class).

     (f) Rationing. If the Primary Underwriter determines in good faith that inclusion of all of the Secondary Shares which the Secondary Sellers desire to include in a Piggyback Registration would create a significant risk that either the quantity of securities that the Primary Seller could otherwise sell or that the price per Share of such securities to be received by the Primary Seller would be reduced, then (i) the Secondary Sellers shall be entitled to include in such registration the largest number of Secondary Shares which the Primary Underwriter determines will not create such a risk (herein called the "Piggyback Total"), (ii) the maximum number of Secondary Shares which any given Secondary Seller shall be entitled to include in the registration shall be determined by multiplying the Piggyback Total times a fraction the numerator of which is the number of Secondary Shares which such Secondary Seller desires to include in such registration and which are not excluded by any of the preceding provisions of this Section 7.8 and the denominator of which is the number of Secondary Shares which all Secondary Sellers desire to include in such registration and which are not excluded pursuant to any of the preceding provisions of this Section 7.8. Notwithstanding the foregoing sentence, WMX shall be entitled to include in the registration a minimum number of ServiceMaster Shares equal to 20% of the sum of the Piggyback Total plus the number of Primary Shares.

     (g) Expenses. WMX shall not be responsible for any expenses of any registration required pursuant to this Section 7.8, except that WMX shall pay underwriting commissions attributable to its Secondary Shares included in such registration and fees and disbursements of counsel or any other adviser that it may retain.

     (h) Withdrawal Right. ServiceMaster and any other Primary Seller shall have the right in their sole discretion to abandon any registration or offering proposed pursuant to this Section 7.8 at any time before such offering is consummated and shall not have any liability to WMX by reason of any such abandonment. ServiceMaster shall give WMX written notice of its intention to abandon the proposed registration and offering and WMX may, upon notice to ServiceMaster given within five
          (5) days after the receipt of such notice from ServiceMaster, elect to cause the registration or offering to proceed as to any or all Original Shares as if such registration or offering were pursuant to
          Section 7.2 hereof, except that the expenses to be borne by WMX with respect to such registration or offering shall be only those relating to the period following WMX's giving such notice. WMX may in its sole discretion withdraw any or all Original Shares from any registration or offering proposed pursuant to this

          Section 7.8 at any time before such offering is consummated and WMX shall not have any liability to ServiceMaster by reason of such abandonment.

     7.9 Reasonable Efforts Regarding Registration. Whenever under the preceding provisions of this Part 7 ServiceMaster is required to register any Original Shares, ServiceMaster shall, subject to the withdrawal right provisions of sub-paragraph (h) of Section 7.8, use reasonable efforts to do the following in connection with such registration of Original Shares pursuant to the Securities Act and the underwritten public offering and sale of Original Shares:

     (a) prepare and file with the SEC a registration statement with respect to ServiceMaster Shares to be registered and use its reasonable efforts to cause such registration statement to become effective including, without limitation, responding to SEC staff comments in such manner as ServiceMaster deems reasonable;

     (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for such period, not to exceed 90 days, as WMX shall request, and to comply with the provisions of the Securities Act with respect to the sale of all ServiceMaster Shares covered by such registration statement during such period;

     (c) provide WMX a reasonable opportunity to review and, in the case of registrations effected pursuant to Section 7.3 hereof, approve prior to filing, any such registration statement;

     (d) furnish to WMX such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and prospectus supplement), in conformity with the requirements of the Securities Act, and such other documents as WMX may reasonably request in order to facilitate the sale of ServiceMaster Shares covered by such registration statement;

     (e) use its reasonable efforts to register or qualify ServiceMaster Shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions as WMX shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable WMX to consummate the sale in such jurisdictions of such Shares; provided, that ServiceMaster shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (e) be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

     (f) use its reasonable efforts to cause all Original Shares covered by such registration statement to be listed on each securities exchange on which ServiceMaster Shares of the same class issued by ServiceMaster are then listed or, if there shall then be no such listing, to be accepted for quotation on NASDAQ;

     (g) provide a transfer agent and registrar for ServiceMaster Shares covered by such registration statement not later than the effective date of such registration statement;

     (h) enter into such agreements (including an underwriting agreement in customary form) and take such other actions as WMX reasonably requests in order to expedite or facilitate the disposition of such Original Shares; and

     (i) obtain a "cold comfort" letter from ServiceMaster's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as WMX shall reasonably request.

     7.10 WMX Support. WMX shall furnish to ServiceMaster in writing such information regarding WMX and the distribution of Original Shares as ServiceMaster may reasonably request in writing in connection with any registration, qualification or compliance referred to in this Part 7, together with such representations and warranties as ServiceMaster may reasonably request and shall take such other actions as ServiceMaster shall reasonably request in connection with such registration (provided that such requests are not inconsistent with the relative rights and obligations of the parties prescribed in this Agreement or more onerous than requests made of other Secondary Sellers which are similarly situated).

     7.11  Indemnification.

     (a) ServiceMaster shall indemnify and hold harmless (i) WMX and, (ii) if WMX so requests, each underwriter of Original Shares registered under this Part 7 and (iii) the officers and directors of WMX and such underwriters and (iv) each Person, if any, who controls any thereof within the meaning of Section 15 of the Securities Act and their respective successors against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, prospectus supplement, offering circular or other document incident to any registration or qualification (or in any related registration statement, amendment thereto or notification) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by ServiceMaster of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to ServiceMaster and relating to action or inaction required of ServiceMaster in connection with any such registration or qualification, and (except as otherwise provided in Section 7.12(b) below) shall reimburse WMX and each such underwriter for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that ServiceMaster shall not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to ServiceMaster by an instrument duly executed by WMX or any underwriter and stated to be specifically for use therein.

     (b) WMX shall indemnify and hold harmless ServiceMaster and its partners or shareholders, officers and directors and each person, if any, who controls any thereof within the meaning of Section 15 of the Securities Act and their respective successors against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, prospectus supplement, offering circular or other document incident to any registration or qualification (or in any related registration statement, amendment thereto or notification) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by ServiceMaster of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to ServiceMaster and relating to action or inaction required of ServiceMaster in connection with any such registration or qualification, and (except as otherwise provided in Section 7.12(a) above) shall reimburse ServiceMaster and each other person indemnified pursuant to this Section 7.12(b) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that this Section 7.12(b) shall apply only if (and only to the extent that) such statement or omission was made in reliance upon information furnished to ServiceMaster by an instrument duly executed by WMX and stated to be specifically for use in such prospectus, offering circular or other document (or related registration statement or notification) or any amendment or supplement thereto and not corrected by any other written statement executed by WMX or an underwriter and given to ServiceMaster in time to correct the earlier written information.

     (c) Each party entitled to indemnification under this Section 7.12 (herein called the "indemnified party") shall give notice to the party required to provide indemnification (herein called the "indemnifying party") of any claim as to which indemnity may be sought promptly after such indemnified party obtains actual knowledge of such claim, and shall permit the indemnifying party (at its expense) to assume the defense of any such claim or any litigation resulting therefrom; provided however, that counsel for the indemnifying party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the indemnified party, and the indemnified party may participate in such defense at the indemnified party's expense; and provided, further, that the omission by any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 7.12(c), but a refusal to permit the indemnifying party to conduct such defense by such counsel shall relieve such indemnifying party of its obligations under this Section 7.12(c). No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter in any settlement which is binding on the indemnified party but which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation without any requirement for payment of any consideration by the indemnified party for such release which is not reimbursable by the indemnifying party. No indemnified party shall, in connection with any such claim or litigation, consent to the entry of any judgment or enter into any settlement without the consent of the indemnifying party, which consent shall not be unreasonably withheld.

     7.12 Reports to be Filed; Rule 144. For as long as WMX holds Original Shares, ServiceMaster shall use all reasonable efforts to file, on a timely basis, all annual, quarterly and other reports required to be filed by it under Sections 13 and 15(d) of the Exchange Act, and the rules and regulations of the SEC thereunder, as amended from time to time. In the event of any proposed sale of Original Shares by WMX pursuant to Rule 144 (or any successor rule) under the Securities Act, ServiceMaster shall cooperate with WMX so as to enable such sales to be made in accordance with applicable laws, rules and regulations.

     7.13 Personal Rights of WMX. The rights created by this Part 7 are personal to WMX, and are not assignable and shall not inure to the benefit of any subsequent holder of Original Shares; provided, however, that provided however that WMX shall have the right to include Original Shares beneficially owned by any of its affiliates in any registration to the same extent that WMX is entitled to include its own Original Shares in any such registration.


8.   NOTICE COMMITMENT.

     8.1 Information Exchange. Each party shall supply the other with such information which the other party shall reasonably deem relevant to the Relationship Agreements and which the supplying party knows or can obtain. The requesting party shall reimburse the supplying party for all expenses the supplying party shall reasonably incur to obtain or provide any requested information. No failure or delay by a party to satisfy its obligations under this Section 8.1 shall justify or entitle the other parties to delay or not to perform their obligations under this Agreement.

     8.2 Takeover Approaches. WMX shall use reasonable good faith efforts to notify ServiceMaster promptly after WMX receives any approach or other contact from any person indicating that such person may be interested in exploring or otherwise pursuing (i) any activity which would require WMX to take any action which would require approval by ServiceMaster to avoid breach of the literal requirements in this agreement or (ii) a Takeover. WMX will also provide ServiceMaster with such other information about each such contact or approach as ServiceMaster shall reasonably request and which WMX knows or has the ability to obtain.

     8.3 Actual Delivery. Whenever any provision in this agreement requires that a notice be "actually delivered" to a person or uses the day of "actual delivery" as a standard for starting or ending a time period, that notice shall be deemed "actually delivered" when (but not until) it shall actually be either
(i) delivered in writing to the chief executive offices of the recipient and plainly marked for immediate delivery to the recipient's chief executive officer, chief financial officer or general counsel or (ii) successfully transmitted by fax to the principal fax number used by the recipient's chief executive officer, chief financial officer or general counsel.

     8.4 Regular Transmissions. In order to be effective, any notice or other communication pursuant to this Agreement must be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested and postage prepaid) to the recipient at the following address or telecopy number:

     If to WMX or WMUS:

               WMX Technologies, Inc.
               3003 Butterfield Road
               Oakbrook, Illinois 60521
               Attention: General Counsel
               Telecopy Number: 708 218-1553

     If to ServiceMaster:

               ServiceMaster
               One ServiceMaster Way
               Downers Grove, Illinois 60515
               Attention: General Counsel
               Telecopy Number: 708 271-5870

Either party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.


9.   REINCORPORATING MERGER.

     9.1  Adjustments to Reflect Reincorporating Merger.

     (a) WMX understands that: (i) ServiceMaster's shareholders have previously approved a merger described in a proxy statement/prospectus dated December 11, 1991 (the "Reincorporation Proxy Statement"); and (ii) the Reincorporation Proxy Statement contemplates that ServiceMaster Incorporated of Delaware will hereafter install a shareholder rights plan.

     (b) The merger pursuant to which ServiceMaster Incorporated of Delaware succeeds to the position now held by ServiceMaster Limited Partnership as the ultimate parent company for the ServiceMaster enterprise is herein called the "Reincorporating Merger". ServiceMaster Incorporated of Delaware as it shall be constituted after giving effect to the Reincorporating Merger is herein sometimes called "ServiceMaster Incorporated".

     (c) The Reincorporating Merger, the adoption of a shareholder rights program on terms approved by the ServiceMaster Board and other actions contemplated by the Reincorporation Proxy Statement or the Supplemental Disclosure are herein collectively called the "Reincorporation Actions".

     (d) WMX acknowledges that it has acquired the WM Shares subject to the pre-approval of the Reincorporating Merger by ServiceMaster's shareholders pursuant to the Reincorporation Proxy Statement. WMX agrees that the issuance of the ServiceMaster shares pursuant to the Contribution Agreement (including any shares subsequently issued upon exercise of the WM Option) does not convey to WMX any right to vote with respect to the Reincorporation Actions and that by executing this Agreement, WMX grants any approval for the Reincorporation Actions which may be required by reason of its ownership of the WM Shares, provided that this sentence shall not be deemed to preclude WMX from voting on any matter upon which ServiceMaster's shareholders are generally entitled to vote in the future. WMX agrees not to contest or question ServiceMaster's right to consummate the Reincorporating Merger or to install the shareholder rights plan or take any of the other Reincorporation Actions.

     (e) After consummation of the Reincorporating Merger (i) the term "ServiceMaster" as used in this Agreement shall refer to ServiceMaster Incorporated of Delaware and (ii) the term "ServiceMaster shares" shall thereafter designate and include shares of common stock issued by ServiceMaster Incorporated of Delaware and (iii) this Agreement shall remain in effect with respect to WMX, the shares issuable to WMX in the Reincorporating Merger, and all other ServiceMaster Shares thereafter beneficially owned by WMX and (iv) the consummation of the Reincorporating Merger shall not otherwise limit or impair the applicability of this Agreement in any respect.

     (f) ServiceMaster hereby advises WMX that under Section 351 of the Internal Revenue Code, the ability of ServiceMaster's shareholders to consummate the Reincorporating Merger without recognizing taxable income for federal income tax purposes requires that at the time of the merger, ServiceMaster's shareholders may not be parties to agreements obligating them in the aggregate to dispose of more than 20% of the ServiceMaster shares then outstanding. WMX hereby covenants that it will not be party to any obligation on the date of the Reincorporating Merger to Transfer more than 20% of the outstanding ServiceMaster shares then beneficially owned by WMX. Not later than the fifth business day following actual delivery to ServiceMaster of any First Refusal Notice, ServiceMaster shall advise WMX if ServiceMaster expects to consummate the Reincorporating Merger within the Free Disposition Period following the Review Period. If ServiceMaster shall not provide such notice on or prior to such fifth business day or if ServiceMaster shall advise in such notice that ServiceMaster does not expect to consummate the Reincorporating Merger within the relevant Free Disposition Period, then WMX shall have the right to enter into agreements during that Free Disposition Period (to the extent not prohibited by other provisions in this Agreement) to sell any Free Shares which exist during that period without violating WMX's covenant in this Section 9.1(f) and shall have no liability on account of this Section 9.1(f) by reason of entering into such agreement or consummating such sale. ServiceMaster shall provide WMX once each calendar quarter with a written notice reminding WMX of WMX's obligations under this paragraph and advising WMX when ServiceMaster then expects the Reincorporating Merger will occur.

     9.2  Other Retained Control Mergers.

     (a) In the event ServiceMaster shall engage in any other reorganization, merger or other business combination which does not involve a Control Change (as defined in Section 11.3) but which does result in the conversion of ServiceMaster shares into other shares, the replacement of previously outstanding ServiceMaster shares in exchange for other shares (herein called a "Retained-Control Merger") then immediately after such Merger: (i) the entity which shall issue the shares issuable in such Merger ("New ServiceMaster") shall have all rights granted to "ServiceMaster" under this Agreement and shall be subject to all obligations of ServiceMaster under this Agreement and the term "ServiceMaster" as used in this Agreement shall thereafter refer to New ServiceMaster; (ii) the shares issued in such Merger in exchange for ServiceMaster shares shall after such merger become "ServiceMaster shares" for purposes of this agreement (and all other shares then outstanding or thereafter issued by New ServiceMaster shall also be deemed "ServiceMaster shares"); (iii) this Agreement shall remain in effect with respect to WMX, the shares issuable to WMX in the Merger, and all other ServiceMaster Shares thereafter beneficially owned by WMX; and (iv) the consummation of the Merger shall not otherwise limit or impair the applicability of this Agreement in any respect.

     (b) ServiceMaster shall take all steps necessary to cause New ServiceMaster to be fully bound by all provisions of this Agreement to the same extent as if New ServiceMaster had originally executed this Agreement in the capacity of ServiceMaster.

     (c) In the event ServiceMaster shall spin off a business unit which shall have produced more than one third of its revenues or earnings during the four fiscal quarters most recently ended prior to such spin off or shall engage in any other transaction with similar substantive effect, then (i) both the enterprise which shall have spun off or otherwise distributed those shares and the enterprise which shall be spun off shall each be deemed "ServiceMaster" for purposes of this Agreement and (ii) each enterprise shall be deemed to be subject to a separate agreement identical to this Agreement and for purposes of its agreement shall be deemed to be New ServiceMaster and subject to the same rights and benefits contemplated for New ServiceMaster under the preceding Section 9.2(a).

     (d)  ServiceMaster Board.

          (1) From the date of this Agreement until the earlier to occur of the Reincorporating Merger or any other Retained-Control Merger, each of the terms "Board", "Board of Directors", "ServiceMaster Board", and other similar terms means the Board of Directors of ServiceMaster Management Corporation.

          (2) At the time the Reincorporating Merger consummates, each of the terms "Board", "Board of Directors", "ServiceMaster Board", and other similar terms shall change when applied as of a time after such consummation and prior to any change made under the next paragraph to mean the Board of Directors of ServiceMaster Incorporated.

          (3) Upon the consummation of any Retained-Control Merger other than the Reincorporating Merger, each of the terms "Board", "Board of Directors", "ServiceMaster Board", and other similar terms shall change when applied as of a time after such consummation and prior to any change made under the next paragraph to mean the Board of Directors or other analogous governing body which shall govern the entity which shall emerge from such Merger as "New ServiceMaster" under the provisions in Section 9.2(a).


10.  LEGENDS.

          Each certificate evidencing WM Shares and each certificate issued in exchange for or upon the transfer of any WM Shares (if such shares continue to be WM Shares) shall be stamped or otherwise imprinted with a legend in substantially the following form:

          "The securities represented by this certificate are subject to certain voting, transfer and other restrictions prescribed by a Relationship Agreement dated December 31, 1995, with WMX Technologies, Inc. A copy of such Relationship Agreement will be furnished without charge by the issuer of these securities upon written request."

The legend set forth above shall be removed from the certificates evidencing any ServiceMaster Shares which cease to be WM Shares by means of Transfers which do not breach this Agreement.


11.  AGREEMENT TERM.

     11.1 General Rule.

     (a) This Agreement shall terminate on the first to occur of (i) the first day after WMX shall have ceased to be a 1% Owner and shall not have been a 1% Owner at any time during the preceding 36 consecutive calendar months or (ii) January 1, 2030.

     (b) After termination of this Agreement, no party shall have any rights or obligations under or by reason of this Agreement provided that (i) each party shall have the right to prosecute claims which shall have arisen or accrued under this Agreement prior to such termination and to be reimbursed for the cost of prosecuting such claims to the extent provided in Section 13 and (ii) each party shall be liable for any such claims asserted against it to the extent such claims are valid.

     (c) For purposes of this Agreement, a person shall be deemed to be a 1% Owner if such person shall beneficially own at least 1% of the ServiceMaster shares then outstanding or shall beneficially own shares representing at least 1% of the aggregate voting power of all ServiceMaster shares then outstanding.

     11.2 Transition Period.

     (a) Except as otherwise provided in this Section 11.2, the parties shall not be obligated to comply with the requirements of this agreement during any period (a "Transition Period") during which WMX is not a 5% Owner.

     (b) During the Transition Period, the parties shall continue to have the rights and obligations prescribed by parts 6 - 13 of this Agreement.

     (c) If requested by ServiceMaster at any time during a Transition Period or after the termination of this Agreement, WMX shall cause WMX's representative to resign from the ServiceMaster Board promptly after actual delivery of such request to WMX.

     (d) If WMX again becomes a 5% Owner prior to the termination of this Agreement, then (i) WMX shall promptly notify ServiceMaster of such fact and (ii) the parties shall again be obligated by all the provisions in this Agreement until the earlier of the time WMX again ceases to be a 5% Owner or the end of the agreement term prescribed in
          Section 11.1.

     11.3 Control Change.

     (a) If a Control Change shall occur, then all rights and obligations of the parties under this Agreement shall terminate upon such occurrence except that

          (1) WMX shall continue to exercise the rights granted under part 7 until WMX ceases to be a 1% owner and until WMX ceases to be a 1% owner, parts 8 -13 shall remain in effect, and

          (2) So long as WMX shall be a 5% Owner, WMX shall continue to be entitled to Board representation in accordance with Part 1, and

     (3)  the parties shall have the rights available under the proviso in
          Section 11.1(b).

(b) Tender Offer Control Change. A "Control Change" shall be deemed to have occurred if and when a single person or a group of persons acting in concert shall make a tender offer for ServiceMaster or shall otherwise purchase ServiceMaster shares and after such tender offer or purchase such person or group shall have ownership of a majority of ServiceMaster's outstanding shares.

(c) Proxy Fight Control Change. A Control Change shall also be deemed to have occurred if and when a majority of positions on the ServiceMaster Board shall be filled with Takeover Directors. A person shall be deemed to be a Takeover Director for purposes of this Agreement if such person shall have been elected to the Board in a proxy contest in which such person's election was opposed by ServiceMaster.

(d) Merger Control Change. A "Control Change" shall also be deemed to have occurred if and when the following conditions are satisfied:

     (1) ServiceMaster shall engage in any merger or other business combination with another enterprise; and

     (2) substantially all of the businesses owned directly or indirectly by ServiceMaster prior to such combination shall be owned directly or indirectly by the ultimate parent corporation which shall emerge from such combination (the "acquiring parent"); and

     (3) a majority of the shares issued by the acquiring parent corporation shall be neither (a) shares which shall have been issued by ServiceMaster prior to such combination or (b) shares issued in such combination in exchange for shares which shall have been issued by ServiceMaster prior to such combination; and

     (4) within six months after such combination a majority of the positions on the board of directors of the acquiring parent shall be held by persons who were not directors of ServiceMaster prior to such combination for any reason other than due to normal retirement, death or resignation of directors in the ordinary course.

12.  INTERPRETATION OF THIS AGREEMENT.

     12.1 Additional Definitions. Each of the following terms has the meaning it is given below whenever it is used in this agreement:

          Affiliate. A person shall be deemed an "affiliate" of any other person if such person shall, directly or through any number of intermediaries, (a) control such other person, (b) be controlled by such other person, or (c) be controlled by the same person(s) who shall ultimately control such other person. For purposes of the preceding sentence a particular person shall be deemed to control another person if
     (i) the particular person is the director or indirect owner of a majority of the ownership interest in the other person or (ii) the particular person has the power (directly or indirectly) to appoint or elect (either at one time or over time) (A) a majority of the members of the board of directors of the other person or (B) the person or body having equivalent authority over the other person. Notwithstanding the preceding provisions, none of an organization's directors or employees shall be deemed an affiliate of that organization for purposes of this Agreement. No ERISA Plan shall be deemed to be an affiliate of WMX for purposes of this Agreement.

          Business Day. For purposes of this Agreement, a day shall be a "business day" unless it shall be (i) a Saturday or Sunday or (ii) a day upon which the New York Stock Exchange is not open for trading.

          Exchange Act. The term "Exchange Act" means the Securities Exchange Act of 1934 as constituted at the time such term shall be applied and any other federal law in force at such time which shall at such time have superseded all or any part of the Exchange Act as constituted on the date hereof or which shall govern any activity governed by the Exchange Act as constituted on the date hereof.

          Relationship Agreements. The term "Relationship Agreements" means this Agreement and the following additional agreements made by WMX, ServiceMaster and certain of their affiliates contemporaneously with this
     Agreement: the Contribution Agreement; the WM Option Agreement; and the Cross-Marketing Agreement.

          Securities Act. The term "Securities Act" means the Securities Act of 1933 as amended at the time as of which such term shall be applied and any other federal law which shall at such time have superseded all or any part of the Securities Act as constituted on the date hereof or which shall govern any activity governed by the Securities Act as constituted on the date hereof.

          Securities Laws. The term "Securities Laws" means all of the following laws as constituted at the time as of which the term shall be applied: The Securities Act; the

     Exchange Act; all other federal and state laws governing the offer, sale, purchase or other activities involving securities; and all governmental regulations and requirements issued or arising under any of these laws.

          ServiceMaster. Prior to the first to occur of the Reincorporating Merger or another Non-Takeover Merger, the term "ServiceMaster" shall mean ServiceMaster Limited Partnership. Thereafter the term shall have the meaning prescribed in part 9 of this Agreement.

          Transfer. The term "Transfer" whenever it is used in this Agreement designates and includes any sale, transfer, assignment, pledge, hypothecation or other direct or indirect disposition of an interest in a security.

     12.2 Severability. To the extent permitted by applicable law, each party hereby waives any provision of any law or other governmental requirement which would otherwise render any provision of this Agreement prohibited or unenforceable in any respect. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement shall be held to be prohibited by or unenforceable under applicable law, (i) such provision shall be applied to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) all other provisions of this Agreement shall remain in full force and effect. Without limiting by implication the generality of the foregoing, in the event that the covenant in
Section 4.2 shall for any reason be held unenforceable in connection with any contested election of directors, then the votes represented by the WMX Voting Shares shall be distributed among the candidates for election in the same proportion as the votes cast by persons who are not 5% Owners at the time of that election.

     12.3 Complete Agreement. The Relationship Agreements contain the complete agreement between the parties relating in any way to the subject matter of those Agreements and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to such subject matter in any way.

     12.4 No Oral Commitments. No amendment, waiver, modification or termination of this Agreement shall be effective or enforceable unless it is set forth in writing and signed by the party against whom it is sought to be enforced. No party hereto shall have the right to rely upon or enforce any representation, warranty, or agreement made by any other person before, on or after the date hereof and relating to or impacting any of the subjects covered by this Agreement unless such representation, warranty or agreement shall be set forth in a writing which shall have been signed by the person to be held responsible for such representation, warranty or agreement. No delay or omission in exercising any right hereunder shall operate as a waiver of such right or of any other right. A waiver upon any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion. All of the rights and remedies of the parties hereto whether evidenced hereby or by any other agreement, instrument or paper or whether granted by law, shall be cumulative and may be exercised singly or concurrently.

     12.5 No Strict Construction. No rule of strict construction, rule resolving ambiguities against the person who drafted the provision giving rise to such ambiguities, or other such rule of interpretation shall be applied against any party with respect to this Agreement.

     12.6 Captions. The captions used in this Agreement are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit, characterize or affect in any way any of the provisions of this Agreement, and all of the provisions of this Agreement shall be enforced and construed as if no captions had been used in this Agreement.

     12.7 Counterparts. This Agreement shall be come effective when at least one copy of this Agreement shall have been signed by ServiceMaster and delivered to WMX and at least one copy of this Agreement shall have been signed by WMX and delivered to ServiceMaster. A particular party's signature on a copy of this Agreement in the possession of any other unaffiliated party shall constitute an acknowledgment by that particular party that the particular party has received one or more copies of this Agreement bearing the signatures of all other parties. Two or more duplicate originals of this agreement may be signed by the parties, and in such a case, each duplicate copy shall be deemed an original but all of the copies together shall be deemed to constitute one and the same agreement.

     12.8 No Implied Limitation. The word "including" whenever it is used in this Agreement shall be interpreted to mean "including but not limited to." No provision in this Agreement shall be construed to limit by implication the scope otherwise indicated by any other provision in this Agreement.

     12.9 Miscellaneous Interpretive Rules. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Words such as "herein", "hereinafter", "hereof", "hereto", "hereby",and "hereunder" shall, unless the context otherwise
requires, be construed to refer to this Agreement.   Except as otherwise
explicitly indicated, each reference to number or letter or a combination thereof used to identify a portion of this Agreement shall be construed to refer to all provisions in this Agreement marked by such number, letter or combination or by an identifier which begins with such number, letter or combination.

     12.10 No Circumvention.

     (a) No WMX affiliate shall take any action which WMX is prohibited from taking under the terms of this Agreement.

     (b) No person shall be permitted to do indirectly by means of any transaction or series of transactions, scheme, artifice, device or contrivance, no matter how structured or labeled, anything which such person may not do directly under this Agreement.

     12.11 No Implied Purchase Obligations or Sale Restrictions. Nothing in this Agreement or any other agreement or anything else shall be deemed to create any express or implied (i) obligation by ServiceMaster to purchase any of its shares expect to the extent ServiceMaster may become so obligated through ServiceMaster's election to exercise its first refusal right or (ii) limitation on ServiceMaster's right to issue or sell shares at such times, in such manner and on such terms as ServiceMaster shall desire.


13.  MISCELLANEOUS.

     13.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.

     13.2 Assignment. Except as otherwise provided herein, each party shall be entitled to assign its rights under this Agreement to any other person but such assignment shall not release the assignor of its obligation under this Agreement (whether arising prior to or after such assignment). This Agreement shall inure to the benefit of and be binding upon the successors in interest to each party to this Agreement.

     13.3 Consideration. WMX hereby acknowledges that it has made the commitments and other covenants in this Agreement in order to induce ServiceMaster to issue the ServiceMaster shares and the option identified in Background Paragraph B and that those commitments and other covenants are supported by adequate consideration. Each of the parties hereby (i) acknowledges and warrants to the other parties that such party intends and agrees to be bound by every obligation which this Agreement or any of the other New Relationship Agreements purports to place upon such party and (ii) covenants that such party will never assert (whether as a defense against any injunction sought against it, as a defense to any claim brought against it or otherwise) that any provision in any of the New Relationship Agreements is not enforceable against such party in accordance with its terms or that any of the New Relationship Agreements is not legal, valid, or binding in whole or in part.

     13.4  Remedies.

     (a) WMX hereby agrees that in the event WMX or any of its affiliates fails to comply with any provision in this Agreement which by its terms applies to WMX or any of its affiliates then: (i) money damages and any other remedies which might be available to ServiceMaster at law would be inadequate and (ii) ServiceMaster shall be entitled to specific enforcement of such provision and to injunctive relief to prevent any prospective violation of this Agreement, and (iii) ServiceMaster shall not be required to post any bond or other security in connection with any such specified performance or other injunctive relief.

     (b) ServiceMaster hereby agrees that in the event ServiceMaster or any of its affiliates fails to comply with any provision in this Agreement which by its terms applies to ServiceMaster or any of its affiliates then: (i) money damages and any other remedies which might be available to WMX at law would be inadequate and (ii) WMX shall be entitled to specific enforcement of such provision and to injunctive relief to prevent any prospective violation of this Agreement, and
          (iii) WMX shall not be required to post any bond or other security in connection with any such specified performance or other injunctive relief.

     (c) Each party to this agreement shall reimburse the other party for all reasonable attorneys fees and other costs which the other party shall reasonably incur to enforce the other party's rights under this Agreement.

                               *   *   *   *   *

     Each party has executed this document at the place provided below in order to evidence such party's agreement to be bound by all of its terms.



WMX TECHNOLOGIES, INC.

By:
   ------------------------------
     Name:
          -----------------------
     Title:
           ----------------------



WMI URBAN SERVICES, INC.

By:
   ------------------------------
     Name:
          -----------------------
     Title:
           ----------------------



SERVICEMASTER LIMITED PARTNERSHIP

By: ServiceMaster Management Corporation
      As Managing General Partner


      By: /s/ Ernest J. Mrozek
         ------------------------------
          Name:  Ernest J. Mrozek
               ------------------------
          Title: Sen. V.P. -- C.F.O.
                -----------------------


SERVICEMASTER INCORPORATED OF DELAWARE

By: /s/ Vernon T. Squires
   ------------------------------
     Name:  Vernon T. Squires
          -----------------------
     Title: Vice President
           ----------------------

     Each party has executed this document at the place provided below in order to evidence such party's agreement to be bound by all of its terms.



WMX TECHNOLOGIES, INC.

By: /s/ James T. Koenig
   ------------------------------
     Name: James T. Koenig
          -----------------------
     Title:
           ----------------------



WMI URBAN SERVICES, INC.

By: /s/ Dale B. Tauke
   ------------------------------
     Name: Dale B. Tauke
          -----------------------
     Title:
           ----------------------



SERVICEMASTER LIMITED PARTNERSHIP

By: ServiceMaster Management Corporation
      As Managing General Partner


      By:
         ------------------------------
          Name:
               ------------------------
          Title:
                -----------------------


SERVICEMASTER INCORPORATED OF DELAWARE

By:
   ------------------------------
     Name:
          -----------------------
     Title:
           ----------------------